EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 02/23/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.04%	0.76%	2.03%
Class B Units	1.03%	0.70%	1.89%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED FEBRUARY 23, 2007

The Grant Park Futures Fund posted gains during the past week; positions in the currencies, stock indices and metals recorded the largest profits. Losses came mainly from the energy sector.

Short positions in the Japanese yen resulted in profits for the currency sector after the yen traded lower following the Bank of Japan’s decision to raise short-term interest rates. The central bank voted 8-1 in favor of hiking interest rates to 0.5% from 0.25% but also cautioned that future increases would be “very gradual” and that monetary policy would be kept “extremely accommodative”. The yen established a new low against the euro and came close to four-year lows against the U.S. dollar on the comments after investors sold yen in order to purchase higher yielding currencies.

The weakness in the yen sent prices for export-related stocks on the Tokyo Nikkei higher, resulting in profits for long positions in the stock indices; the index posted a 1.8% gain for the week. The Australian Share Price Index also closed higher, adding to profits in the sector.

Long positions in the base metals recorded gains as the price of nickel rallied during the week. The contract posted a new record high during the week, reaching $40,900 per metric ton ($18.59 per pound) on Thursday. Long positions in gold contributed to gains as the precious metal rallied $13.90, closing the week at $686.70 per ounce. Gold was spurred higher in part by the strength of crude oil prices and concerns that inflationary pressures could plague the U.S. economy.

Lastly, short positions in the energy sector reported losses as prices for crude and related products rallied during the week. An unexpected drop in petroleum inventories coupled with renewed geopolitical tensions regarding the Iranian nuclear program pushed crude oil above the $60 level, adding $1.28 to close at $61.14 per barrel. Heating oil and unleaded gas also rallied, adding to losses in the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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